                                                                    EXHIBIT 12.1

GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges
   and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2002 and the three months ended March 31, 2003 (in thousands)

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
                                                                                                                          THREE
                                                                                                                         MONTHS
                                                                                                                          ENDED
                                                                  YEAR ENDED DECEMBER 31,                               MARCH 31,
                                                ------------------------------------------------------------------      --------
                                                   1998          1999           2000           2001         2002           2003
                                                ---------      ---------      --------      --------      --------      --------
EARNINGS, AS DEFINED

Net Income before Preferred Dividends (1) $        44,602      $  50,286      $ 36,236      $ 43,875      $ 22,490      $ 10,654
Net Gain on Sales of Real Estate Assets            (4,796)        (9,013)      (20,482)         (884)       (6,704)       (4,450)
Extraordinary Items                                 1,400           (984)        7,910         1,732        11,442            --
Minority Interest                                   2,550          3,647         3,307         2,745           291           613
Interest Expense (2)                               53,289         64,782        63,280        37,802        38,746         9,784
                                                ---------      ---------      --------      --------      --------      --------

                                                $  97,045      $ 108,718      $ 90,251      $ 85,270      $ 66,265      $ 16,601
                                                ---------      ---------      --------      --------      --------      --------

FIXED CHARGES AND PREFERRED DIVIDENDS,
   AS DEFINED

Interest Expense (2)                            $  53,289      $  64,782      $ 63,280      $ 37,802      $ 38,746      $  9,784
Capitalized Interest                                1,108          2,675         3,777         4,573         3,939         1,084
                                                ---------      ---------      --------      --------      --------      --------
    Fixed Charges                                  54,397         67,457        67,057        42,375        42,685        10,868
Preferred Dividends                                20,620         22,280        20,713        19,564        19,564         4,891
                                                ---------      ---------      --------      --------      --------      --------
   Fixed Charges and Preferred Dividends        $  75,017      $  89,737      $ 87,770      $ 61,939      $ 62,249      $ 15,759
                                                ---------      ---------      --------      --------      --------      --------

RATIO OF EARNINGS TO FIXED CHARGES (1)               1.78           1.61          1.35          2.01          1.55          1.53
                                                ---------      ---------      --------      --------      --------      --------

RATIO OF EARNINGS TO FIXED CHARGES AND
   PREFERRED DIVIDENDS (1)                           1.29           1.21          1.03          1.38          1.06          1.05
                                                ---------      ---------      --------      --------      --------      --------

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(1)   Includes depreciation and amortization expense as a deduction.
(2)   Includes interest expense from discontinued operations.